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                                                                   EXHIBIT 10.2

                               EXCLUSIVE LEASING
                                      AND
                              MANAGEMENT AGREEMENT


     This EXCLUSIVE LEASING AND MANAGEMENT AGREEMENT (the "Agreement") is made and entered into this 1st day of October, 1994, by and between KUESTER PROPERTIES, INC. (hereinafter referred to as "Agent"), and YAGER KUESTER PUBLIC FUND LIMITED PARTNERSHIP (hereinafter referred to as "Owner").

     Owner is the owner of a tract of real property and improvements, including a one-story office building containing approximately 45,300 square feet of rentable space and a paved and lighted parking area, the real property and improvements being known and designated as Eastpark Executive Center being located at 6623-6635 Executive Circle, Charlotte, Mecklenburg County, North Carolina 28212 (hereinafter referred to as the "Premises").

     Owner wishes to employ Agent to render professional services in the leasing, operation, and management of the Premises.

     In consideration of the mutual covenants, conditions, and promises set forth herein, Owner and Agent agree as follows:

     1. Appointment of Agent. Owner hereby appoints Agent as its exclusive agent to lease, manage, operate and maintain the Premises in accordance with the terms of this Agreement.

     2. Term of Appointment. This Agreement shall become effective as of the date of this Agreement, and shall continue in full force and effect until December 31, 1995. Thereafter, the term of this Agreement shall continue and be extended, without notice or any further action by either of the parties, for consecutive periods of one (1) year each unless either Owner or Agent shall, by written notice given to the other party at least thirty (30) days prior to the expiration of the original term or the then existing extension term thereof, cancel this Agreement.

     Notwithstanding the above, either Owner or Agent shall have the express right to terminate this Agreement for any reason at any time upon the giving of at least sixty (60) days written notice to the other party of said terminating party's intent to terminate the Agreement (the "Termination Notice"). In the event such Termination Notice is given, this Agreement shall terminate on the date specified in such Termination Notice, but not less than sixty (60) days from the date of said Termination Notice.

     3. Duties of Agent. Agent agrees to lease, operate and manage the Premises on the terms provided herein for and on behalf of Owner and to perform the following duties in connection with the lease, operation and management of the Premises:

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     3.1 Budgets.  Agent will prepare and submit to Owner a proposed budget for the next calendar year following the date of this Agreement, showing estimated monthly gross receipts and disbursements. Thereafter, during the term of each calendar year of this agreement, Agent shall prepare and submit a budget for on or before November 1 of each year for the following calendar year. When approved by Owner, Agent shall implement such budgets and shall be authorized, without any further approval by Owner, to make the expenditures and incur the obligations provided for in such budgets. In the event Owner fails to notify Agent of Owner's approval or disapproval of a budget within thirty (30) days following the submission of such budget by Agent, the budget shall be deemed approved by Owner in the form submitted until otherwise agreed to by Owner and Agent.

     3.2 Reports. Agent will render a monthly statement of receipts, disbursements and charges to Owner to the attention of the following person(s) at the address(es) shown:


                Name                    Address
                -----------------  -----------------------------

                Jeffrey L. Eggert  Internet Services Corporation
                                   P. O. Box 412080
                                   Charlotte, North Carolina  28241-8834


     3.3 Maintenance and Repairs. Agent shall at Owner's expense maintain the Premises in accordance with the obligations of Owner to tenants of the Premises as set forth in the leases entered into by and between Owner and such tenants and shall make or cause to be made such ordinary repairs to the Premises as Agent shall deem necessary and proper. All such maintenance and repairs shall be at the sole cost and expense of Owner and may be deducted by Agent from the gross revenues derived from the operation of the Premises. In the event disbursements by Agent for such maintenance and repairs exceed gross revenues, Owner shall promptly reimburse Agent for such excess on demand. Nothing herein shall require Agent to advance its own funds for such maintenance and repairs. Agent's duties shall not include the obligation to repair damage to the Premises caused by fire, wind, flood or other casualty if the cost of such repairs exceeds the sum of $1,000. In the event that Agent hereafter agrees to supervise any such repairs in excess of the sum of $1,000, Agent shall be compensated for such supervision as provided in Paragraph 5 hereof.

     3.4 Collection of Monies. Agent will take all proper and necessary action to enforce leases with tenants of the Premises and to collect rent and other charges due from such tenants. No provision hereof shall constitute a guarantee by Agent of the payment of rent or of the performance of any other obligation by any tenant of the Premises. All monies collected by Agent on behalf of Owner shall be deposited in Agent's trust account as described below.




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     3.5 Accounting Records.  Agent shall maintain in a manner consistent with good accounting practices a system of books and records in to which shall be entered each financial transaction with respect to the operation of the Premises. Owner shall have access to such records during Agent's regular office hours, and Owner's accountant shall have the right to audit such books and records. The records maintained by Agent shall include (1) operation budgets, (2) statements of monthly operations, (3) record of budget to actual expenditures, both monthly and year-to-date, (4) variance reports, and (5) monthly income statements.

     3.6 Trust Account. Agent shall deposit all funds collected from tenants or other sources with respect to the leasing, operation, and management of the Premises in a trust account, separate from Agent's personal accounts. The trust account may be used by Agent for operation and maintenance of the Premises. All monies deposited by Agent from time to time shall be deemed to be trust funds and shall be and remain the property of Owner and shall be disbursed by Agent for the account of Owner only as permitted by this Agreement. Agent may endorse any and all checks drawn to the order of Owner for deposit in the trust account. Owner shall at its expense cause a reasonable reserve of not less than $1,500 to be maintained in Agent's trust account at all times for payment of anticipated operating expenses.

     3.7 Fidelity Insurance. Agent shall procure fidelity insurance coverage in an amount determined by Agent conditioned upon the performance of Agent's duties and the due accounting for all funds received or collected by Agent for Owner and for other clients of Agent. Owner shall be named as an insured under such fidelity insurance policy.

     3.8 Leasing. Agent shall perform on behalf of Owner all services necessary for the leasing of space in the Premises to tenants including: preparing rental rates; preparing lease documents; procuring and investigating prospective tenants; conducting preliminary negotiations and preparing and obtaining execution by prospective tenants of all proposed leases.

     3.9 Advertising. Agent shall be responsible for marketing and advertising the Premises during the term of this Agreement, including preparation of rental signs and other forms of advertising.

     Agent shall have no responsibility to perform any of the duties stipulated herein requiring payment of monies in excess of the balance of the Agent's trust account described in Paragraph 3.6 hereof. Owner agrees that should Agent make expenditures in excess of such balance performing its duties, Owner shall promptly

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reimburse Agent.  Owner agrees to provide sufficient funds to
Agent such that all amounts due and owing in connection with the operation of the Premises and the performance of Agent's duties hereunder may be promptly paid by Agent. Owner agrees to provide such funds as are necessary for the maintenance of the reserve in Agent's trust account.

     4. Agent's Authority. Owner hereby grants to Agent the power and authority necessary and reasonable to carry out the duties of Agent under this Agreement. Such authority shall include, without limitation, the following:

     4.1 Expenditures. Agent shall have the power and authority to make such expenditures as are provided for in the budget approved by Owner in accordance with Paragraph 3.1 hereof, and to make such further expenditures as are necessary to carry out its duties hereunder including payment to Agent of its compensation pursuant to paragraph 5 hereof. The approval of Owner shall be required for expenditure of an amount in excess of $3,000 for any one item not set forth in such approved budget except for emergency repairs if in the opinion of Agent such repairs are necessary to protect the Premises from damage or to maintain services to tenants.

     4.2 Contracts for Utilities and Other Services. Agent shall have the power and authority to make contracts on behalf of Owner and at Owner's expense for electricity, vermin extermination, trash collection, security, water, sewer, ad valorem tax service and any other utilities and operating services as are required under leases between Owner and tenants of the Premises, or as Agent shall reasonably deem necessary in the operation and maintenance of the Premises; provided that such contracts are terminable with thirty (30) days written notice by either party, or otherwise agreed to in writing by Owner.

     4.3 Lease Agreements. Agent shall have the power and authority to enter into lease agreements on behalf of Owner as principal, and to institute and prosecute actions for the enforcement thereof, to terminate tenancies for cause, and to sue for and in the name of Owner to recover rents and other sums due.

     4.4 Employees. Agent shall have the right and duly investigate, hire, pay supervise and discharge all personnel necessary to be employed by it in order to maintain and operate the Premises, including without limitation a property manager at the Premises. Such personnel shall be deemed agents or employees as the case may be of Agent and not of Owner if such persons or agents are employees of some party to this Agreement. Owner shall have no right to supervise or direct such agents or employees. Agent shall have the right to determine all salaries, wages and other compensation of personnel employed by Agent hereunder; provided, that such salaries and wages are within the limits contained in the

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approved budget.  Agent shall be reimbursed by Owner for all  wages, fringe benefits, payroll taxes, union welfare and pension costs and worker's compensation premiums paid by Agent to its employees or independent contractors to the extent their services are attributable to the maintenance and operation of the Premises, and to the extent such payments are included in the approved budget submitted by Agent.

     5.  Compensation

     5.1 Management. Owner shall pay Agent as compensation for management services rendered hereunder $1,500 per month or four percent (4%) of the monthly gross receipts from the operation of the Premises during the term of this Agreement, whichever is the greater amount. Gross receipts are all amounts received from the operation of the Premises, including, but not limited to, rents, parking fees, forfeited security deposits, and other fees.

     5.2 Leasing. Owner shall pay Agent as compensation for leasing services rendered hereunder four percent (4%) of the total gross rental payments payable by tenants during the initial term of leases procured by Agent, provided, if another broker or leasing agent participates in the negotiation or procuring of a lease, the commission payable to Agent with respect to such lease shall be six percent (6%) of the total gross rental payments payable during the initial term of any such lease. Any additional compensation as if such lease were by a new tenant. The leasing commissions determined as set forth above shall be due and payable in full on execution of the lease.

     Owner shall pay Agent additional compensation equal to two percent (2%) of the gross rental payments payable by the tenant pursuant to any new lease with an existing tenant procured by Agent, or any extension or renewal of a lease by an existing tenant procured by Agent. All such commissions shall be due and payable in full upon execution of the new lease, extension or renewal, as applicable. On a tenant's exercise of any renewal option clause in a lease, Agent shall receive a leasing commission on the same basis as if such exercise were a renewal lease.

     Agent's right to receive and the obligation by Owner to pay leasing commissions shall survive any termination of this Agreement.

     5.3 Fire or Casualty Restoration. Agent's duties shall not include the obligation to repair damage to the Premises caused by fire, wind, flood, or other casualty if the cost of such repairs exceeds the sum of $1,000. However, if Agent hereafter agrees to supervise such repairs at Owner's request, Owner shall pay Agent as additional compensation for supervising such repairs an amount equal to ten percent (10%) of the gross expenses of repair.


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     5.4 Renovation.  Owner shall pay Agent as compensation for supervising any capital improvement, renovation or rehabilitation approved by Owner an amount equal to ten percent (10%) of the gross expenses incurred in any such capital improvement, renovation or rehabilitation; provided that Owner requests that Agent supervise and manage such renovations.

     6. Relationship of Agent to Owner. Agent and Owner agree that Agent's relationship to Owner is that of an independent contractor, that Agent is not an employee of Owner, and that Agent and Owner are not partners or joint venturers.

     7. Indemnification. Owner agrees to indemnify and hold harmless Agent, its representatives, agents and employees from any claim, loss, expense or liability, including reasonable attorney's fees of counsel selected by Owner, arising out of or in connection with the good faith performance of Agent's duties under this Agreement or in connection with the Premises, except for damage resulting from Agent's negligence or willful acts. Agent agrees to indemnify and hold Owner, its representatives, agents and employees, harmless from any claim, loss, expense or liability arising out of Agent's negligence or willful acts.

     8. Termination. If either Owner or Agent terminates this Agreement, Agent shall within sixty (60) days: (a) surrender and deliver up to Owner all security deposits (with a complete accounting for such deposits), rents and other charges collected from tenants of the Premises, and any other monies of Owner which are on hand or in any bank account maintained by Agent after payment of any expenses as authorized in this Agreement, including but not limited to outstanding obligations of the Owner contracted for in the Agent's name; (b) deliver to Owner as received any monies due to Owner under this Agreement, but received after such termination; (c) deliver to Owner all materials and supplies, fees, contracts and documents and such other accountings, papers and records pertaining to this Agreement as Owner shall reasonably request; and (d) assign such existing contracts relating to the operation and maintenance of the Premises as Owner shall require, providing that owner shall agree to assume all liability thereunder accruing after the termination of this Agreement. Within sixty (60) days after such termination, Agent shall further deliver to Owner all income and expense reports not covered by an existing report as of the time of termination. Agent shall be entitled to receive all compensation earned through the date of termination within sixty
(60) days after termination. Upon such termination, neither party shall have any further or continuing liability to the other party.

     9. Office. Owner agrees to provide, equip and maintain at Owner's expense a suitable office in the Premises for the use of Agent in the discharge of Agent's duties.


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     10. Signs.  Owner hereby grants Agent the right to display signs in and upon the Premises stating that the Premises are under Agent's management.

     11. Compliance with Applicable Laws. Agent assumes no responsibility for compliance of the Premises or any equipment therein with any statute, ordinance, law, or regulation except to forward to the Owner promptly any complaints, warnings, notices, or summons received by it relating to such matters. Owner represents that to the best of its knowledge the Premises and such equipment comply with all requirements and agrees to indemnify and hold harmless Agent, its representatives, agents, and employees from all loss, cost, expense, and liability whatsoever which may be imposed on them by reason of any violation or alleged violation of such laws, ordinances, statutes, or regulations relating to the Premises.

     In the event it is alleged or charged by any governmental authority that the Premises or any equipment therein or any act or failure to act by the Owner with respect to the Premises violates any statute, ordinance, law, or regulation or any order or ruling of any public authority or official, and Agent, Agent shall have the right to terminate this Agreement by ten (10) days prior written notice to Owner. Such termination shall not affect any liability or obligation of Owner to Agent for any payment, reimbursement, or other sum of money due and payable to Agent hereunder.

     12. Insurance. Throughout the term of this Agreement, Owner shall at its expense carry and maintain upon and with respect to the Premises: general public liability insurance including blanket contractual liability coverage (without exclusion for bodily injury to any employee of any contractor or subcontractor) with limits of liability of not less than $500,000 per person and $500,000 per occurrence for injury to persons including deaths resulting therefrom and $100,000 per occurrence for damage to property; fire and extended coverage insurance including endorsements for burglary, theft, vandalism and malicious mischief and plate glass; and such other insurance as shall be necessary and proper in connection with the operation and maintenance of the Premises. All premiums for said policies shall be paid by Owner. Each such policy shall name Agent as an additional insured thereunder. Owner agrees to provide Agent with a certificate of insurance or a policy of insurance reflecting such coverages, upon request by Agent. Unless Owner shall provide such insurance and furnish such certificates within thirty (30) days from the date of this Agreement, Agent may, but shall not be obligated to, obtain such insurance and charge the cost thereof to the account of Owner. Owner and Agent agree to notify each other promptly of any notification received by either Agent or Owner concerning a change in status or claim upon any such policy.



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     13. Miscellaneous.

     13.1 Successors and Assigns. This Agreement shall be binding upon the parties hereto, their legal representatives, successors and assigns.

     13.2 Governing Law. This Agreement shall be construed in accordance with the laws of the State of North Carolina.

     13.3 Notice. All notices provided for or allowed by this Agreement shall be in writing and shall be deemed to be given when sent by registered or certified mail, postage prepaid, return receipt requested (a) to Agent at 711 East Morehead Street, Charlotte, North Carolina 28202, and (b) to Owner at Internet Services Corporation, Post Office Box 412080, Charlotte, North Carolina 28241-8834. Agent and Owner may from time to time by notice as herein provided designate a different address to which notices to it shall be sent.

     13.4 Entire Agreement; Amendment. This Agreement constitutes the entire agreement of Owner and Agent with respect to the leasing and management of the Premises. Neither this Agreement nor any provision hereof may be changed except by the instrument in writing signed by the party against whom enforcement of the change is sought. This Agreement terminates, replaces and supersedes and renders null and void any and all prior agreements between the parties.

     IN WITNESS WHEREOF, Agent and Owner have caused this Agreement to be executed as of the day and year first above written,

                                 AGENT:


ATTEST:                          KUESTER PROPERTIES, INC., a North
                                 Carolina corporation

/s/ Alice B. Lundgren
---------------------            /s/ Faison S. Kuester, Jr.
Assistant Secretary              -------------------------------------------
                                 Faison S. Kuester, Jr., President
[CORPORATE SEAL]

                                 OWNER:


                                 YAGER KUESTER PUBLIC FUND LIMITED
                                 PARTNERSHIP, a  North Carolina limited
                                 partnership


                                 By: /s/ Faison S. Kuester, Jr. (SEAL)
                                     ---------------------------------------
                                     Faison S. Kuester, Jr., GENERAL PARTNER


                                 By: /s/ Dexter R. Yager, Sr.   (SEAL)
                                     ---------------------------------------
                                     Dexter R. Yager, Sr., GENERAL PARTNER



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